Exhibit 99.1

July 14, 2004

Investors may contact:

Kevin Stitt, Bank of America, 704.386.5667

Lee McEntire, Bank of America, 704.388.6780

Leyla Pakzad, Bank of America, 704.386.2024

Media may contact:

Eloise Hale, Bank of America, 704.387.0013

Bank of America reports second quarter earnings of $3.85 billion;

Earnings per share of $1.86

Ahead of schedule on merger integration

CHARLOTTE — Bank of America Corporation today reported second quarter earnings of $3.85 billion, or $1.86 per share (diluted), compared to earnings of $2.74 billion, or $1.80 per share, a year ago. Return on common equity was 16.63 percent. Current results reflect the addition of FleetBoston Financial Corporation, which the company acquired on April 1, 2004. Under purchase accounting rules, year-ago and first quarter 2004 results do not include the impact of Fleet.

Second quarter earnings included pre-tax merger-related expenses of $125 million, which reduced earnings per share 4 cents. Estimated cost savings from the merger were $206 million in the quarter.

In addition to the impact of the merger, the company’s results were driven by continued strong performance in consumer banking and improved results in the commercial banking sector. The company also achieved record investment banking income and higher trading results, strong control of core expenses and increased securities gains. Significantly higher litigation expense was recorded.

For the first six months of 2004, Bank of America earned $6.53 billion, or $3.70 per share, compared to $5.16 billion, or $3.39 per share, a year earlier.

“Our results indicate the power and potential of the franchise we have built, as well as our customers’ desire to do more business with us,” said Kenneth D. Lewis, president and chief executive officer. “I am particularly pleased that even as we successfully execute on the merger with FleetBoston Financial, our associates continue to grow customer relationships and gain market share in key products throughout our franchise, including in the Northeast.

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“We are ahead of schedule in integrating Fleet. All key consumer and commercial market executives in the Northeast have been named. Commercial Banking, Global Corporate and Investment Banking, Global Treasury Services and Premier have all been rebranded. Loan Solutions and Bank of America Spirit, the company’s training program, are being introduced in the Northeast banking centers. Our new Fleet teammates are contributing significantly to the company’s progress, which is shown by the net increase in consumer customer accounts at Fleet during the quarter. We look forward to converting Fleet banking centers to the Bank of America brand beginning this quarter.”

Second Quarter Business Highlights

To provide a meaningful period-to-period comparison and one that is more reflective of ongoing operations, this section’s highlights are calculated by combining Bank of America and Fleet results on a pro forma basis for the applicable comparisons.

•	Product sales in the banking centers increased 32 percent from a year ago.

•	Strong deposit growth continued.

•	Nonperforming assets continued to trend downward.

•	The number of consumer checking accounts grew by net 575,000 during the quarter, including 43,000 opened in the former Fleet franchise. Year to date, the company has increased accounts by 1,003,000 and is on target to meet its combined goal of 2.2 million for the year.

•	The number of consumer savings accounts grew by net 740,000 during the quarter, including 63,000 opened in the former Fleet franchise. Year to date, the company has increased accounts by 1,278,000 and is on target to exceed its combined goal of 2.0 million for the year.

•	The company opened 1.5 million new credit card accounts during the quarter. This growth was driven by the development of more competitive offers, improved technology at the point of sale and an increase in direct mail marketing.

•	The company is on track to meet its target of opening 150 new banking centers this year.

•	Online banking, with more than 11.2 million users, achieved a 48 percent penetration rate among all customers with a checking account. Customers using online banking are 27 percent more profitable than those who do not use it.

•	In the first half of the year, the company’s market share in leveraged loans increased to 22.6 percent from 18.9 percent in the same time-period a year ago. Mergers and acquisitions’ market share nearly doubled to 7.1 percent.

•	The company also became the top US deal manager in commercial mortgage-backed securities.

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Second Quarter Financial Summary

Compared to a year ago, using GAAP-reported results which exclude Fleet results in prior periods

Revenue

Revenue on a fully taxable-equivalent basis grew to $13.19 billion from $9.79 billion the previous year.

Net interest income on a fully taxable-equivalent basis was $7.75 billion compared to $5.52 billion a year earlier. This increase was driven by the impact of the Fleet merger. Other contributing factors, as measured on a combined company comparative basis, included the impact of consumer loan growth, higher asset/liability management portfolio and rate levels, domestic deposit growth, and larger contributions from trading-related activities. These increases were partially offset by the impact of lower large corporate and foreign loan balances.

Noninterest income was $5.44 billion compared to $4.26 billion a year earlier. This increase was driven primarily by the impact of the Fleet merger. Other factors included record investment banking income and higher card income. This was somewhat offset by lower mortgage banking income as mortgage originations declined from year-ago levels.

During the quarter, the company realized $795 million in securities gains as it repositioned its balance sheet for expected movements in interest rates.

Efficiency

Noninterest expense of $7.20 billion included merger costs and approximately $300 million charge for litigation costs, which covered the recently announced settlement of the Enron lawsuit and other issues. Total noninterest expense was $5.07 billion a year ago.

Credit quality

Overall credit quality continued to improve. As a percentage of total loans, both net charge-offs and nonperforming assets continued to decline. All major commercial asset quality indicators showed positive trends and consumer asset quality remained stable and continued to perform well.

•	Provision for credit losses was $789 million compared to $772 million a year earlier and $624 million in the first quarter.

•	Net charge-offs were 0.67 percent of average loans and leases, or $829 million, down from 0.88 percent of loans and leases, or $772 million, a year earlier and 0.77 percent, or $720 million, in the first quarter.

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•	Nonperforming assets were 0.64 percent of total loans, leases and foreclosed properties, or $3.18 billion, as of June 30, 2004. This compared to 1.23 percent, or $4.43 billion, on June 30, 2003 and 0.66 percent, or $2.49 billion, on March 31, 2004.

•	The allowance for loan and lease losses stood at 1.76 percent of loans and leases, or $8.77 billion, on June 30, 2004. This compared to 1.77 percent or $6.37 billion on June 30, 2003 and 1.62 percent or $6.08 billion on March 31, 2004. As of June 30, 2004, the allowance for loan and lease losses represented 305 percent of nonperforming loans and leases, compared to 152 percent on June 30, 2003 and 258 percent as of March 31, 2004.

Capital management

Total shareholders’ equity was $95.8 billion on June 30, 2004, compared to $51.0 billion a year ago, and represented 9 percent of period-end assets of $1.04 trillion. The Tier 1 Capital Ratio was 8.20 percent, compared to 8.08 percent a year ago and 7.73 percent on March 31, 2004.

During the quarter, Bank of America issued 17.4 million shares related to employee options and stock ownership plans and repurchased 24.5 million shares. Average common shares issued and outstanding were 2.03 billion in the second quarter, up from 1.49 billion a year earlier. In June, the company’s board of directors declared a 2-for-1 stock split in the form of a common stock dividend, effective August 27, 2004.

Business Segments Results

With the merger of Fleet, the company reorganized its business segments. What was formerly Consumer and Commercial Banking has been separated into two segments — Consumer and Small Business Banking; and Commercial Banking. Wealth and Investment Management now includes private banking, asset management, premier banking, brokerage and the NYSE Specialist firm. Global Corporate and Investment Banking is relatively unchanged and Corporate Other includes Latin America, equity investments, liquidating businesses and treasury.

Consumer and Small Business Banking

Consumer and Small Business Banking earned $1.91 billion. Total revenue was $7.15 billion. Expenses were $3.47 billion. Net interest income was $4.51 billion and noninterest income was $2.64 billion.

In addition to the impact of the merger with Fleet, the company continued to see strong benefits from organic growth as average deposits and loans grew significantly. Both credit card purchase volume and the average dollar amount per transaction increased. Debit card purchase volume increased as more customers moved away from writing checks. Home equity lines and balances increased. Growth in the Hispanic market continued to draw strength from the company’s Nuevo Futuro checking account and SafeSend, its remittance product that allows customers to send money to friends and family members in Mexico.

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Commercial Banking

Commercial Banking earned $642 million. Total revenue was $1.74 billion. Expenses were $714 million. Net interest income was $1.24 billion and noninterest income was $503 million.

In addition to the impact of the merger with Fleet, the results were driven by deposit growth, an increase in investment banking fees and lower provision expense. Loans continued to grow modestly.

Global Corporate and Investment Banking

Global Corporate and Investment Banking earned $429 million. Total revenue was $2.63 billion. Expenses were $2.00 billion, which included the majority of the litigation charge. Net interest income was $1.14 billion and noninterest income was $1.49 billion.

Record levels of investment banking fees and strong trading results drove this growth. The increase in investment banking fees was led by improved deal volume and strong demand for syndications and advisory services. Strong trading results were led by commercial mortgage-backed securities and sales of risk management products. Also driving increased results were improvements in commodities and significantly lower hedging costs of the corporate loan portfolio. Provision expense was negative for the third straight quarter.

Wealth and Investment Management

Wealth and Investment Management earned $392 million. Total revenue was $1.51 billion. Expenses were $887 million. Net interest income was $672 million and noninterest income was $841 million.

Assets under management were $440 billion and continued to see a significant change in mix as equities increased to 43 percent of total assets under management.

Corporate Other

Corporate Other earned $476 million. Principal Investing continued to show improvements, reporting cash gains of $223 million in the second quarter offset by $132 million in impairments and $35 million in mark-to-market adjustments. Latin America earned $66 million on total revenue of $269 million with expenses of $170 million.

Note: Marc D. Oken, chief financial officer, will discuss second quarter results in a conference call at 9:30 a.m. (Eastern Time) today. The call can be accessed via a webcast available on the Bank of America Web site at http://www.bankofamerica.com/investor/.

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Bank of America is one of the world’s largest financial institutions, serving individual consumers, small businesses and large corporations with a full range of banking, investing, asset management and other financial and risk-management products and services. The company provides unmatched convenience in the United States, serving 33 million consumer relationships with 5,700 retail banking offices, more than 16,000 ATMs and award-winning online banking with more than ten million active users. Bank of America is the No. 1 Small Business Administration Lender in the United States by the SBA. The company serves clients in 150 countries and has relationships with 96 percent of the U.S. Fortune 500 companies and 82 percent of the Global Fortune 500. Bank of America Corporation stock (ticker: BAC) is listed on the New York Stock Exchange.

Forward-Looking Statements

This press release contains forward-looking statements, including statements about the financial conditions, results of operations and earnings outlook of Bank of America Corporation. The forward-looking statements involve certain risks and uncertainties. Factors that may cause actual results or earnings to differ materially from such forward-looking statements include, among others, the following: 1) projected business increases following process changes and other investments are lower than expected; 2) competitive pressure among financial services companies increases significantly; 3) general economic conditions are less favorable than expected; 4) political conditions including the threat of future terrorist activity and related actions by the United States military abroad may adversely affect the company’s businesses and economic conditions as a whole; 4) changes in the interest rate environment reduce interest margins and impact funding sources; 5) changes in foreign exchange rates increases exposure; 6) changes in market rates and prices may adversely impact the value of financial products; 7) legislation or regulatory environments, requirements or changes adversely affect the businesses in which the company is engaged; 8) litigation liabilities, including costs, expenses, settlements and judgments, may adversely affect the company or its businesses; and 9) decisions to downsize, sell or close units or otherwise change the business mix of any of the company. For further information regarding Bank of America Corporation, please read the Bank of America reports filed with the SEC and available at www.sec.gov.

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Bank of America

	Three Months Ended June 30		Six Months Ended June 30
	2004	2003	2004	2003
(Dollars in millions, except per share data; shares in thousands)

Financial Summary

Earnings	$3,849	$2,738	$6,530	$5,162
Earnings per common share	1.89	1.83	3.76	3.45
Diluted earnings per common share	1.86	1.80	3.70	3.39
Dividends paid per common share	0.80	0.64	1.60	1.28
Closing market price per common share	84.62	79.03	84.62	79.03
Average common shares issued and outstanding	2,031,192	1,494,094	1,735,758	1,496,827
Average diluted common shares issued and outstanding	2,065,645	1,523,306	1,765,519	1,524,715

Summary Income Statement

Net interest income	$7,581	$5,365	$13,382	$10,574
Total noninterest income	5,440	4,262	9,157	7,955

Total revenue	13,021	9,627	22,539	18,529
Provision for credit losses	789	772	1,413	1,605
Gains on sales of debt securities	795	296	1,290	569
Merger and restructuring charges	125	—	125	—
Other noninterest expense	7,076	5,065	12,493	9,790

Income before income taxes	5,826	4,086	9,798	7,703
Income tax expense	1,977	1,348	3,268	2,541

Net income	$3,849	$2,738	$6,530	$5,162

Summary Average Balance Sheet

Total loans and leases	$497,158	$350,279	$435,618	$347,983
Debt securities	159,797	94,017	129,776	80,178
Total earning assets	944,990	663,500	844,350	638,435
Total assets	1,108,307	775,084	978,967	744,602
Total deposits	582,305	405,307	503,690	395,587
Shareholders’ equity	93,266	50,269	70,976	49,837
Common shareholders’ equity	92,943	50,212	70,787	49,780

Performance Indices

Return on average assets	1.40%	1.42%	1.34%	1.40%
Return on average common shareholders' equity	16.63	21.86	18.53	20.90

Credit Quality

Net charge-offs	$829	$772	$1,549	$1,605
Annualized net charge-offs as a % of average loans and leases outstanding	0.67%	0.88%	0.72%	0.93%
Managed credit card net losses as a % of average managed credit card receivables	5.88	5.74	5.54	5.50

	At June 30
	2004	2003
Balance Sheet Highlights

Loans and leases	$498,481	$360,305
Total debt securities	166,653	112,925
Total earning assets	882,852	655,684
Total assets	1,037,202	769,654
Total deposits	575,413	421,935
Total shareholders’ equity	95,821	51,016
Common shareholders’ equity	95,499	50,960
Book value per share	47.01	34.06

Total equity to assets ratio (period end)	9.24%	6.63%

Risk-based capital ratios:
Tier 1	8.20	8.08
Total	11.83	11.95

Leverage ratio	5.83	5.92

Period-end common shares issued and outstanding	2,031,328	1,496,314

Allowance for credit losses:
Allowance for loan and lease losses	$8,767	$6,366
Reserve for unfunded lending commitments	486	475

Total	$9,253	$6,841

Allowance for loan and lease losses as a % of total loans and leases	1.76%	1.77%
Allowance for loan and lease losses as a % of total nonperforming loans and leases	305	152
Total nonperforming loans and leases	$2,879	$4,187
Total nonperforming assets	3,179	4,430
Nonperforming assets as a % of:
Total assets	0.31%	0.58%
Total loans, leases and foreclosed properties	0.64	1.23
Nonperforming loans and leases as a % of total loans and leases	0.58	1.16

Other Data

Full-time equivalent employees	177,986	132,796
Number of banking centers	5,790	4,200
Number of ATMs	16,696	13,250

BUSINESS SEGMENT RESULTS

	Consumer and Small Business Banking	Commercial Banking	Global Corporate and Investment Banking	Wealth and Investment Management	Corporate Other

Three Months Ended June 30, 2004
Total revenue (FTE) (1)	$7,149	$1,741	$2,630	$1,513	$158
Net income	1,910	642	429	392	476
Shareholder value added	1,036	59	145	172	179
Return on average equity	20.74%	11.60%	15.91%	18.03%	n/m
Average loans and leases	$145,830	$139,032	$38,125	$44,107	$130,064

Three Months Ended June 30, 2003
Total revenue (FTE) (1)	$5,224	$1,144	$2,113	$987	$318
Net income	1,408	378	413	300	239
Shareholder value added	1,130	173	177	186	(252)
Return on average equity	49.19%	19.78%	18.78%	27.73%	n/m
Average loans and leases	$91,497	$93,598	$38,475	$37,617	$89,092

n/m=not meaningful

	Three Months Ended June 30		Six Months Ended June 30
	2004	2003	2004	2003

SUPPLEMENTAL FINANCIAL DATA

Fully taxable-equivalent basis data (1)
Net interest income	$7,751	$5,524	$13,721	$10,885
Total revenue	13,191	9,786	22,878	18,840
Net interest yield	3.29%	3.33%	3.26%	3.42%
Efficiency ratio	54.59	51.76	55.15	51.96

Reconciliation of net income to operating earnings
Net income	$3,849	$2,738	$6,530	$5,162
Merger and restructuring charges	125	—	125	—
Related income tax benefit	(42)	—	(42)	—

Operating earnings	$3,932	$2,738	$6,613	$5,162

Operating Basis
Diluted earnings per common share	$1.90	$1.80	$3.74	$3.39
Return on average assets	1.43%	1.42%	1.36%	1.40%
Return on avg common shareholders’ equity	16.99	21.86	18.77	20.99
Efficiency ratio	53.64	51.76	54.61	51.96

Reconciliation of net income to shareholder value added
Net income	$3,849	$2,738	$6,530	$5,162
Amortization of intangibles	201	54	255	108
Merger and restructuring charges, net of tax benefit	83	—	83	—
Capital charge	(2,542)	(1,378)	(3,872)	(2,716)

Shareholder value added	$1,591	$1,414	$2,996	$2,554

(1)	Fully taxable-equivalent (FTE) basis is a performance measure used by management in operating the business that management believes provides investors with a more accurate picture of the interest margin for comparative purpose.